Exhibit 5.4
[McGuireWoods LLP Letterhead]
March 2, 2006
Quicksilver Resources, Inc.
777 West Rosedale Street, Suite 300
Fort Worth, Texas 76104
Ladies and Gentlemen:
     Reference is made to (i) the Registration Statement (the “Registration Statement”) on Form S-3 (Registration No. 333-130597) filed by Quicksilver Resources Inc. (“Quicksilver”) on December 22, 2005 with the Securities and Exchange Commission registering, among other securities, debt securities (the “Debt Securities”) under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the possible future issuance and sale of up to $350,000,000 aggregate principal amount of securities of Quicksilver, and (ii) Post-Effective Amendment No. 1 to the Registration Statement (the “Post-Effective Amendment”) providing for certain subsidiaries of Quicksilver, including GTG Pipeline Corporation, a Virginia corporation (the “Company”), to join Quicksilver as co-registrants for the purpose of registering the possible issuance of guarantees of the Debt Securities. The Debt Securities and the guarantees of the Debt Securities may be issued from time to time pursuant to Rule 415 under the Securities Act. The Debt Securities and the guarantees of the Debt Securities, if issued, will be issued under the Indenture dated December 22, 2005 between Quicksilver and JPMorgan Chase Bank, National Association (the “Trustee”), as modified by a supplemental indenture to be entered into by Quicksilver, the Trustee and certain subsidiary guarantors named therein, including the Company (collectively, and as it may be further supplemented from time to time, the “Indenture”).
     At your request, this letter is being delivered by us as special Virginia counsel in connection with the registration of subsidiary guarantees by the Company under the Post-Effective Amendment. The opinions expressed in this letter may only be relied upon by the addressee, the Company and Jones Day.
     In connection with the delivery of this letter, we have examined such records, agreements, instruments, certificates and other documents of public officials, the Company and the Company’s authorized representatives as we have deemed necessary or appropriate in connection with the opinions set forth herein, including, without limitation, (i) a certificate issued by the Virginia State Corporation Commission dated February 22, 2006 attesting to the continued existence and good standing of the Company in the Commonwealth of Virginia (the “Good Standing Certificate”); and (ii) a certificate from the Senior Vice President, General Counsel and Secretary of the Company dated March 2, 2006 delivered in connection with the Post-Effective Amendment, certifying as to true and correct copies of the articles of incorporation, bylaws and board of directors resolutions of the Company (the “Secretary’s Certificate”). We have not undertaken any independent investigation or verification of any factual matter set forth in the Good Standing Certificate or the Secretary’s Certificate, and we have assumed that the factual statements set forth therein are complete and correct.
     For the purposes of giving the opinions set forth herein, we have assumed and relied on, without independent verification, (i) the authenticity of all signatures; (ii) the completeness, and the conformity to original instruments, of all copies submitted to us, and that any document submitted to us continues in full force and effect; and (iii) that the definitive terms of any Debt Securities and any guarantees of the Debt Securities will have been established in accordance with authorizing resolutions duly adopted by the respective boards of directors of Quicksilver and the Company, the respective constituent governing documents of Quicksilver and the Company and applicable law.
     Based upon the foregoing, and subject to the assumptions, exclusions, limitations and qualifications set forth herein, we are of the opinion that:
     1. Based solely upon the Good Standing Certificate, the Company is a corporation validly existing and in good standing under the laws of the Commonwealth of Virginia.
     2. The Company has duly authorized the guarantee by the Company of up to $350,000,000 aggregate principal amount of the Debt Securities, pursuant to and in accordance with the terms to be set forth in the Indenture.
     We express no opinion other than as expressly set forth herein, or as to any laws other than the laws of the Commonwealth of Virginia in force at the date of this opinion. We express no opinion as to any matters of municipal law or the laws of any local agencies.
     This letter speaks as of the date hereof, and we undertake no responsibility to update or supplement this letter after the date hereof.
     We hereby consent to the filing of this opinion as an Exhibit to the Post-Effective Amendment and the reference to McGuireWoods LLP under the caption “Certain Legal Matters” in the prospectus constituting a part of the Post-Effective Amendment. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,
/s/ McGuireWoods LLP